Exhibit 10.25

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

APOLLO MANAGEMENT HOLDINGS, L.P.

Dated as of July 13, 2007

THE PARTNERSHIP UNITS OF APOLLO MANAGEMENT HOLDINGS, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

APOLLO MANAGEMENT HOLDINGS, L.P.

This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Apollo Management Holdings, L.P. (the “Partnership”) is made as of July, 13 2007, by and among Apollo Management Holdings GP, LLC, a limited liability company formed under the laws of the State of Delaware, as general partner, and the Limited Partners (as defined herein) of the Partnership.

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act, by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware on January 25, 2007 and the execution of the initial Limited Partnership Agreement of the Company (the “Original Agreement”); and

WHEREAS, the Original Agreement was amended and restated on April 19, 2007.

WHEREAS, the parties hereto desire to further amend and restated the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined): “Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.01(c)(ii).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(c)(ii).

“APO Corp.” means APO Corp., a Delaware corporation.

“APO Corp. Distribution Amount” means the sum of (a) the accrued and unpaid interest then due on the then outstanding Issuer Convertible Notes, and (b) an amount sufficient to pay the Taxes on that portion of the annual net income of APO Corp. that exceeds the amount of Distributable Cash paid to APO Corp.

“APO Corp. Subsidiary Partnership” means each of the Apollo Operating Group entities in which APO Corp. is a Limited Partner.

“APO LLC” means APO Asset Co., LLC, a Delaware limited liability company.

“Apollo Operating Group” means each of the Partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership Apollo Principal Holdings III, L.P., a Cayman Islands limited partnership and Apollo Principal Holdings IV, L.P., a Cayman Islands limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the Issuer’s carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management), as set forth on Annex A, as amended from time to time.

“Assignee” has the meaning set forth in Section 8.04.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Authorized Person” has the meaning set forth in Section 3.01(b).

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership Interest is relinquished to the Partnership; (d) any other date specified in the Treasury Regulations or (e) any other date specified by the General Partner; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Certificate” has the meaning set forth in the preamble of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.

“Class A Shares” means the Class A Common Shares of the Issuer representing Class A limited partnership interests of the Issuer.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Closing Date” has the meaning set forth in the Strategic Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingencies” has the meaning set forth in Section 9.03(c).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Shares” means the Class A Shares issuable upon conversion of the Issuer Convertible Notes.

“Covered Person” and “Covered Persons” have the meanings set forth in Section 10.02(a).

“Credit Amount” has the meaning set forth in Section 4.01(c)(ii) of this Agreement.

“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “Creditable Non-U.S. Tax” in Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Distributable Cash” means cash received by the Partnership from dividends and distributions or other income, other than cash reserves to account for reasonably anticipated expenses and other liabilities, including, without limitation, tax liabilities, as the General Partner may determine to be appropriate.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Issuer, the Apollo Operating Group, and the limited partners of the Apollo Operating Group entities from time to time, as amended from time to time.

“Exchange Transaction” means an exchange of Units for Class A Shares pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Units to the Issuer, the Partnership or any of their subsidiaries for other consideration.

“Final Adjudication” has the meaning set forth in Section 10.02(a).

“Final Tax Amount” has the meaning set forth in Section 4.01(c)(ii).

“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2007 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by the Issuer or any of its subsidiaries.

“General Partner” means Apollo Management Holdings GP LLC, a limited liability company formed under the laws of the State of Delaware or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Initial Offering” means the earlier to occur of (i) an IPO and (ii) a Private Placement.

“IPO” means the consummation of an underwritten public offering of Class A Shares pursuant to an effective registration statement (other than on Forms S-4 or S-8 or successors and/or equivalents to such forms); provided, that no such underwritten public offering shall constitute an “IPO” for the purposes of this Agreement unless (x) it involves a sale to underwriters for distribution to the public representing a public float of at least 10% of the then outstanding equity interests of the Issuer Convertible Notes (calculated on a fully-diluted basis as if all outstanding Operating Group Units have been exchanged for, and all outstanding Notes have been converted into, Class A Shares) and (y) such offering satisfies the Price Threshold, and (ii) the effectiveness of the shelf registration statement to be filed by the Issuer in respect of the Class A Shares to be sold in the Private Placement; in the case of clauses both (i) and (ii), such registration statement to be filed by the Issuer with the SEC or (in connection with a listing on the London Stock Exchange) with the Financial Services Authority of the United Kingdom.

“Issuer” means Apollo Global Management, LLC, a limited liability company formed under the laws of the State of Delaware, or any successor thereto.

“Issuer Manager” means AGM Management LLC, a limited liability company formed under the laws of the State of Delaware and the manager of the Issuer, or any successor manager of the Issuer.

“Issuer Convertible Notes” means the 7% convertible senior unsecured notes of the Issuer issued pursuant to the Strategic Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 9.03 of this Agreement.

“Net Taxable Income” has the meaning set forth in Section 4.01(c)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Offering Date” has the meaning set forth in the Strategic Agreement.

“Operating Group Units” refers to units in the Apollo Operating Group, each of which represents one limited partnership interest in each of the limited partnerships that comprise the Apollo Operating Group and any other securities issued or issuable in exchange for or with respect to such Operating Group Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. All calculations in respect of the Operating Group Units shall assume that all Operating Group Units shall have vested fully as of the date of determination.

“Original Agreement” has the meaning set forth in the preamble.

“Partners” means, at any time, each person listed as a partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units then owned by such Partner by the number of Units then owned by all Partners.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Price Threshold” has the meaning set forth in the Strategic Agreement.

“Private Placement” means a private placement of Class A Shares pursuant to Rule 144A (or any successor provision), Regulation D and Regulation S promulgated under the Securities Act, in an offering (i) to at least fifteen (15) purchasers and (ii) that requires the Issuer to file with the SEC a shelf registration statement permitting registered re-sales of the Class A Shares within eight (8) months of the consummation of such offering; provided, that no such private placement shall qualify as a “Private Placement” for the purposes of this Agreement, unless (x) such offering satisfies the Price Threshold and (y) it involves engagement of one or more initial purchasers, placement agents or investment banks performing a similar role for the purpose of facilitating the distribution of Class A Shares representing at least 10% of the then outstanding equity interests of the Issuer (calculated on a fully-diluted basis as if all Operating Group Units had been exchanged for, and all Issuer Convertible Notes had been converted into, Class A Shares); provided, further, that in the event that any Person purchases Class A Shares representing more than 20% of such offering, the amount in excess of 20% shall be disregarded for the purpose of determining whether the 10% threshold set forth in this clause (y) has been satisfied.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis; provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Roll-up Agreements” mean collectively, each Roll-up Agreement, by and among BRH Holdings, L.P., a Cayman Islands exempted limited partnership, AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership, the Issuer, APO LLC, APO Corp., and an employee of the Issuer or one of its subsidiaries, dated as of the date hereof, each as amended, restated, supplemented or otherwise modified from time to time

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Strategic Agreement” means the Strategic Agreement, dated as of the date hereof, by and among the Issuer, APOC Holdings Ltd., a Cayman Islands exempted company, the California Public Employees’ Retirement System and the other parties thereto.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(c)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(c)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.08.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other Class of Units authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act; entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01. Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on January 25, 2007 the Certificate as provided in the preamble of this Agreement. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Apollo Management Holdings, L.P.

Section 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04. Offices. The Partnership may have offices at such places as the General Partner from time to time may select.

Section 2.05. Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

Section 2.06. Business Purpose. The Partnership shall have the power to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

Section 2.08. Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Partner in accordance with Section 8.05 and Section 8.06; provided, however, that each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

Section 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.05.

ARTICLE III

MANAGEMENT

Section 3.01. General Partner.

(a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b) The Partners hereby agree that the Partnership, acting by the General Partner and/or any officer of the General Partner, including but not limited to Tom Doria and Tony Tortorelli (each, an “Authorized Person”) on its behalf, shall be and hereby is authorized (i) to open bank accounts on behalf of the Partnership in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Partnership on deposit in such accounts, as may be deemed by the General Partner or any Authorized Person, or any of them, to be necessary, appropriate or otherwise in the best interests of the Partnership and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts; (ii) prepare and file, or cause to be prepared and filed, by mail, facsimile or telephone, for and on behalf of the Partnership, an Application for Employer Identification Number on United States Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the Partnership as may be required by law or deemed by the General Partner or any Authorized Person, or any of them, to be necessary, appropriate or otherwise in the best interests of the Partnership, as applicable; and (iii) pay on behalf of the Partnership any and all fees and expenses incident to and necessary to perfect the organization of the Partnership. Notwithstanding any other provision of this Agreement, the Partnership, acting by the General Partner and/or any Authorized Person on its behalf, is hereby authorized to enter into, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any consent of any Limited Partner, but such authorization shall not be deemed a restriction on the power of the Partnership or the General Partner and/or any Authorized Person acting on behalf of the Partnership to enter into, and to perform its obligations under, other agreements on behalf of the Partnership. The Partners agree that the General Partner and/or any Authorized Person may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the Partnership under any title, including without limitation “Authorized Person,” that the General Partner or any Authorized Person, or any of them, deems appropriate and that any prior acts of the Partnership and the General Partner and/or any Authorized Person acting on behalf of the Partnership, consistent with the foregoing authorizations, are hereby ratified and confirmed.

Section 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.03. Expenses. The Partnership shall bear and/or reimburse (i) the General Partner for any expenses incurred by the General Partner in connection with serving as the general partner of the Partnership, and (ii) Issuer and APO Corp., with respect to the

Partnership’s allocable share of any expenses solely incurred by or attributable to the Issuer or APO COrp. (such as expenses incurred in connection with the Initial Offering) but excluding obligations incurred under the Tax Receivable Agreement by the Issuer or APO Corp., income tax expenses of the Issuer or APO Corp. and indebtedness incurred by the Issuer or APO Corp.

Section 3.04. Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, the Limited Partners shall have no right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in. its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

Section 3.05. Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Distributions.

(a) Prior to an Initial Offering, all distributions of Distributable Cash shall be made, at the discretion of the General Partner, in the following order of priority

(i) first, to APO Corp., until the cumulative amount distributed in the aggregate by the Apollo Operating Group to APO Corp. or APO LLC, as applicable, equals any principal amount of the Issuer Convertible Notes then due;

(ii) second, to APO Corp., until the cumulative amount distributed in the aggregate by the Partnership and the other APO Corp. Subsidiary Partnerships, collectively, equals the APO Corp. Distribution Amount;

(iii) third, to the Limited Partners pro rata in accordance with their Percentage Interests, until the cumulative amount distributed in the aggregate by the Partnership and the other APO Corp. Subsidiary Partnerships, collectively, equals the product of (x) a fraction, the numerator being the number of Operating Group Units outstanding minus the number of Conversion Shares issuable upon conversion of the Issuer Convertible Notes and the denominator being the number of Conversion Shares issuable upon conversion of the Issuer Convertible Notes and (y) the amount described in clause (a) of the definition of APO Corp. Distribution Amount; provided, that for purposes of this clause (iii) the number of Operating Group Units deemed to be owned by APO Corp. and APO LLC (in the aggregate) shall be reduced by the number of Conversion Shares issuable upon conversion of all outstanding Issuer Convertible Notes and the number of Class A Shares issuable in the Initial Offering (the intent of this provision being that APO Corp. shall not participate in any distributions pursuant to this clause (iii) if no Class A Shares are actually outstanding prior to the Initial Offering); and

(iv) fourth, to the Limited Partners pro rata in accordance with their respective Percentage Interests; provided, that the amount attributable to net income earned by the Partnership with respect to Fiscal Year 2007 for the period prior to the Closing Date shall be distributed to the Limited Partners other than APO Corp. and their respective transferees pro rata (which net income shall be calculated by multiplying (x) the aggregate amount of net income earned by the Partnership with respect to Fiscal Year 2007 by (y) a fraction, the numerator being the number of days that elapsed from and including January 1, 2007 to but excluding the Closing Date and the denominator being 365); provided, further, if the Partnership and the other APO Corp. Subsidiary Partnerships, collectively, do not have sufficient funds to fully satisfy the APO Corp. Distribution Amount, then amounts otherwise distributable pursuant to this Section 4.01(a)(iv) shall not be distributed to the Limited Partners unless either (x) after giving pro-forma effect to such distribution, there is no payment default of the Issuer Convertible Notes or (y) the consent of the Noteholders has been given. It is understood that net income earned with respect to Fiscal Year 2007 may not be determinable or paid until Fiscal Year 2008.

(b) Immediately following an Initial Offering, all distributions of Distributable Cash shall be made, at the discretion of the General Partner, to the Limited Partners pro rata in accordance with their respective Percentage Interests; provided, that:

(i) amounts attributable to net income earned by the Partnership with respect to Fiscal Year 2007 for the period prior to the Closing Date shall be distributed to the Limited Partners other than APO Corp. and their respective transferees (which net income shall be calculated by multiplying (x) the aggregate amount of net income earned by the Partnership with respect to Fiscal Year 2007 by (y) a fraction, the numerator being the number of days that elapsed from and including January 1, 2007 and to but excluding Closing Date and the denominator being 365), it being understood that net income earned with respect to Fiscal Year 2007 may not be determinable or paid until Fiscal Year 2008; and

(ii) amounts attributable to net income earned by the Partnership with respect to Fiscal Year 2007 for the period from and after the Closing Date but prior to the Offering Date shall be distributed to the Limited Partners immediately prior to Offering Date pro rata in accordance with their respective Percentage Interests prior the Offering Date (which net income shall be calculated by multiplying (x) the aggregate amount of net income earned by the

Partnership with respect to Fiscal Year 2007 by (y) a fraction, the numerator being the number of days that elapsed from and including the Closing Date and to but excluding the Offering Date and the denominator being 365), it being understood that net income earned with respect to Fiscal Year 2007 may not be determinable or paid until Fiscal Year 2008; and

(iii) the distribution required pursuant to Section 4.01(a)(iii) shall be made before the application of this subsection (b).

(c) Tax Distributions.

(i) In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Partnership for such year were otherwise insufficient to cover such tax liabilities, provided that distributions pursuant to Section 4.02 and allocations pursuant to Section 5.04 related to such distributions shall not be taken into account for purposes of this Section 4.01(c). The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Any Tax distributions shall be made to all Partners, whether or not they are subject to such applicable U.S. federal, state and local taxes, pro rata in accordance with their Participation Percentages.

(ii) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(c) for purposes of the computations herein.

Section 4.02. Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.

Section 4.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

Section 5.01. Initial Capital Contributions. The Partners have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Class A Units as specified in the books and records of the Partnership.

Section 5.02. No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.

Section 5.03. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the- liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 5.04. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership, and in no event will APO Corp. be allocated Profits and Losses (or items thereof) attributable to any carried interest on private equity Funds related to either carry generating transactions that have closed prior to the Closing Date or carry generating transactions in which a definitive agreement has been executed prior to the Closing Date, but such carry generating transaction has not yet closed.

Section 5.05. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.07(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.05(b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 5.05(b) or (c) had not occurred.

Section 5.06. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.

Section 5.07. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.01(c)) with respect to income attributable to or distributions or other payments to such Partner.

Section 5.08. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns. The Partnership shall use any reasonable method or combination of methods in accordance with Section 706(d) of the Code for the purpose of allocating or specifically allocating items of income, gain, loss, deduction and expense of the Partnership for federal income tax purposes to account for the varying interests of the Partners for the Fiscal Year.

Section 5.09. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1 (b) and shall be interpreted and applied in a manner consistent with such regulations. Section 5.03, Section 5.04 and Section 5.05 may be amended at any time by the General Partner if the General Partner believes such amendment is advisable, so long as any such amendment does not materially change the relative economic interests of the Partners. Furthermore, the General Partner shall use its reasonable best efforts to cause its subsidiaries to make adjustments to capital accounts to reflect an adjustment to the carrying value of such subsidiaries assets consistent with the adjustments to Carrying Values of the Partnerships assets hereunder.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

Section 6.01. Books and Records.

(a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership.

(b) Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) promptly after their becoming available, copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.

ARTICLE VII

PARTNERSHIP UNITS

Section 7.01. Units. Interests in the Partnership shall be represented by Units. The Units initially are comprised of one Class: Class A Units. The General Partner may establish, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units or other Partnership securities), as shall be determined by the General Partner, including (i) the right to share in Profits and Losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Units or other Partnership securities (including sinking fund provisions); (v) whether such Unit or other Partnership security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit or other Partnership security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Units or other Partnership securities; and (viii) the right, if any, of the holder of each such Unit or other Partnership security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

Section 7.02. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

Section 7.03. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

ARTICLE VIII

FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS

Section 8.01. Limited Partner Transfers.

(a) Except as provided in clauses (b) and (c), of this Section 8.01, no Limited Partner or Assignee thereof may Transfer (including by exchanging in an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

(b) Notwithstanding clause (a) above, and subject to Section 8.03, each Limited Partner may exchange or otherwise Transfer Units in an Exchange Transaction pursuant to the terms of the Exchange Agreement. In the case of an Transfer of Units in connection with an Exchange Transaction, the Percentage Interests of the Limited Partners shall be appropriately adjusted to provide for, as applicable, a decrease in the number of Units owned by the Exchanging Limited Partner and an increase in the number of Units owned by APO Corp.

(c) Notwithstanding clause (a) above, and subject to Section 8.04, each Limited Partner that is a party to a Roll-up Agreement may exchange or otherwise Transfer Units pursuant to the terms and provisions thereof.

Section 8.02. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

Section 8.03. Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(c) such Transfer would not cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any. applicable Similar Law, or otherwise; (d) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion or

(d) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion or

(e) such Transfer would create a substantial risk that the Partnership would be classified or otherwise treated other than as a partnership for U.S. federal income tax purposes.

Section 8.04. Rights of Assignees. Subject to Section 8.06, the transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income; gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.05.

Section 8.05. Admissions, Withdrawals and Removals.

(a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of Partners whose Percentage Interests exceed 50% of the Percentage Interests of all Partners in the aggregate. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.07 hereof.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.06. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.07. Withdrawal and Removal of Limited Partners. If a Limited Partner ceases to hold any Units, then such Limited Partner shall withdraw from the Partnership and shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01. No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that the General Partner (i) is permanently incapable of performing its part of this Agreement, (ii) has been guilty of conduct that is calculated to affect prejudicially the carrying on of the business of the Partnership, (iii) willfully or persistently commits a breach of this Agreement or (iv) conducts itself in a manner relating to the Partnership or its business such that it is not reasonably practicable for the other Partners to carry on the business of the Partnership with the General Partner;

(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c) the written consent of all Partners;

(d) any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act;

(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (1) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Units then outstanding agree in writing to so continue the business of the Partnership.

Section 9.03. Distribution upon Dissolution.

(a) Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(b) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(c) The balance, if any, to the Partners, pro rata to each of the Partners in accordance with their Percentage Interests.

Section 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 11.09 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

Section 10.01. Liability of Partners.

(a) No Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards.

Section 10.02. Indemnification.

(a) The General Partner (including, without limitation, for this purpose each former and present director, officer, consultant, advisor, manager, member, employee and stockholder of the General Partner) and each Limited Partner (including any former Limited Partner), in his capacity, as such, and to the extent such Limited Partner participates, directly or indirectly, in the Partnership’s activities (each, a “Covered Person” and collectively, the

“Covered Persons”) shall not be liable to the Partnership or, to the extent applicable, to any of the other Partners for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of its services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent or (ii) that adversely affected the Partnership and that failed to satisfy the duty of care owed pursuant to the Partnership or as otherwise required by law.

(b) A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any losses, claims, damages, liabilities, and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or its activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the General Partner or by reason of serving or having served as a director, officer, consultant, advisor, manager, member, partner, employee or stockholder of any enterprise in which the Partnership or any of its affiliates has or had a financial interest; provided that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that its acts or its failure to act (i) were in bad faith or with criminal intent, or (ii) were of a nature that makes indemnification by the relevant affiliate unavailable. The right to indemnification granted by this Section 10.02 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such, action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that it is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 10.02, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 10.02. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 10.02 or to which it may be otherwise entitled except out of the assets of the Partnership (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 10.02 and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder and may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 10.02. Each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Section 10.02.

(c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of each such Covered Person.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	If to the Partnership, to:

Apollo Management Holdings, L.P.
c/o Apollo Management Holdings GP, LLC
9 West 57th St., 43rd Floor
New York, NY 10019

(b)	If to any Partner, to:

Apollo Management Holdings, L.P.
c/o Apollo Management Holdings GP, LLC
9 West 57th St., 43rd Floor
New York, NY 10019

(c)	If to the General Partner, to:

Apollo Management Holdings, L.P.

c/o Apollo Management Holdings GP, LLC

9 West 57th St., 43rd Floor

New York, NY 10019

Section 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07. Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08. Entire Agreement.

(a) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(b) For the avoidance of doubt, each of the Limited Partners that serve as a senior managing director of any of the Apollo Operating Group or their subsidiaries may from time to time enter into agreements with the Partnership in respect of the terms of such service.

Section 11.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. To the fullest extent permitted by applicable law, the General Partner and each Limited Partner hereby agree that any claim, action or proceeding by any Limited Partner seeking any relief whatsoever based on, arising out of or in connection with, this Agreement or the Partnership’s business or affairs shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the federal courts located in the State of Delaware, and not in any other state or federal court in the United States of America or any court in any other country. EACH PARTNER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.11. Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Percentage Interests of the Class affected; provided further, that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(1) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

Section 11.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof).

Section 11.13. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.14. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.15. Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.04) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional

Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

Section 11.16. Letter Agreements: Schedules. The General Partner may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate letter agreements with individual Limited Partners with respect to any matter, in each case on terms and conditions not inconsistent with this Agreement, which have the effect of establishing rights under, or supplementing the terms of, this Agreement. The General Partner may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 11.17. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

General Partner:	APOLLO MANAGEMENT HOLDINGS GP, LLC

	By:	/s/ John J. Suydam
John J. Suydam Vice President

Limited Partners:	BLACK FAMILY PARTNERS, L.P.

	By:	Black Family GP, LLC,
its General Partner

	By:	/s/ Leon D. Black
Leon D. Black
Manager

MJR FOUNDATION LLC

	By:	/s/ Marc J. Rowan
Marc J. Rowan
Manager

/s/ Joshua J. Harris
Joshua J. Harris

Annex A